Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated July 30, 2025 relating to the Common Stock, $0.01 par value, of Superior Industries International, Inc. shall be filed on behalf of the undersigned.

RIVA RIDGE CAPITAL MANAGEMENT LP By: /s/ Stephen Golden
Name: Stephen Golden
Title: Managing Member of the General Partner

RIVA RIDGE MASTER FUND, LTD. By: /s/ Stephen Golden
Name: Stephen Golden
Title: Director

RIVA RIDGE GP LLC By: /s/ Stephen Golden
Name: Stephen Golden
Title: Managing Member

STEPHEN GOLDEN By: /s/ Stephen Golden

PETER FINELLI By: /s/ Peter Finelli